EXHIBIT 10.1

FOURTH AMENDMENT TO SENIOR SECURED PROMISSORY NOTES

(FIRST AND SECOND TRANCHE)

THIS FOURTH AMENDMENT TO THE SENIOR SECURED PROMISSORY NOTES (this “Amendment”) is executed as of this 23th day of November, 2012 by and between PEDEVCO CORP. (formerly BLAST ENERGY SERVICES, INC.), a Texas corporation (“Company”), and CENTURION CREDIT FUNDING LLC, a Delaware limited liability company (“Centurion”).  All capitalized terms used but not otherwise defined herein have the respective meanings given them in the Promissory Notes (as defined below).

W I T N E S S E T H

WHEREAS, the Company and Centurion entered into that certain Senior Secured Promissory Note (First Tranche) and that certain Senior Secured Promissory Note (Second Tranche) (each, a "Promissory Note" and together, the “Promissory Notes”), pursuant to the Note Purchase Agreement, dated February 24, 2011 (together with the Transaction Documents referenced and defined therein, including the First and Second Tranche Promissory Notes, as amended, the Royalty Payment Agreement, the Mortgages, the Security Agreement, the Warrant Agreement, the Intercreditor Agreement, and the Guarantee, the “Note Purchase Agreement”).

WHEREAS, the Company and Centurion entered into that certain First Amendment to the Senior Secured Promissory Note (First Tranche) and that certain First Amendment to the Senior Secured Promissory Note (Second Tranche) (together, the “First Amendments”) on January 13, 2012, that certain Second Amendment to the Senior Secured Promissory Note (First Tranche) and that certain Second Amendment to the Senior Secured Promissory Note (Second Tranche) (together, the “Second Amendments”) on May 29, 2012, and that certain Third Amendment to the Senior Secured Promissory Notes (First and Second Tranche) (the “Third Amendments,” and together with the First Amendments and the Second Amendments, the “Amendments”) on August 28, 2012;

WHEREAS, the parties propose to enter into this Fourth Amendment to Senior Secured Promissory Notes (First and Second Tranche), on the terms and for the consideration set forth herein, to provide for, among other things, (i) to permit the conversion of an additional $392,045.25 of the total outstanding principal amounts, Exit Fees, and accrued interest under the Promissory Notes into Common Stock of the Company (this and as further defined below, the “Conversion Shares”) in accordance with Section 2(b) of the First Amendments, and (ii) to provide for the prepayment and full satisfaction of the Promissory Notes by the Company on the date hereof upon the payment by the Company to Centurion of the amount of $200,000.00 (the “Payoff Amount”), which amount shall be collected by Centurion from the Company’s bank account at Amegy Bank N.A. (the “Bank”) that is subject to the Deposit Account Control Agreement (the “DACA Account”) entered into by and between the Company and Centurion and referenced in Section 4.3(c) of the Note Purchase Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Effective Date.

a. This Amendment shall take effect immediately upon the satisfaction of the following four (4) conditions;

(i) The Company has issued and delivered the shares as instructed in the two Irrevocable Debt Conversion Notices dated November 13, 2012 and November 20, 2012 attached hereto as Exhibit A (the “Notices”), and submitted by Centurion to the Company on or about November 21, 2012 (the “Notice Date”) for a total of 522,727 shares (the “Conversion Shares”).

(ii) Centurion has recovered the 135,000 shares issued to Centurion in September 2012 and which subsequently seems to have been lost at the DTC’s offices in New York, New York as a result of Hurricane Sandy.

(iii) Centurion has received the Payoff Amount.

(iv)  The Company has issued and delivered the 106,633 shares as instructed in the Warrant Exercise Form dated November 18, 2012 attached hereto as Exhibit B, and submitted by Centurion to the Company on the Notice Date (the “Warrant Shares”).

b. The day on which all four (4) of the aforementioned conditions have been satisfied shall be considered, for the purposes of this Fourth Amendment to the Senior Secured Promissory Notes, the “Effective Date”.

2. Conversion of Promissory Notes.

a. Promissory Note Conversion Notice.  Centurion has executed and delivered to the Company two Irrevocable Debt Conversion Notices in the forms attached hereto as Exhibit A, pursuant to which Centurion has irrevocably elected to convert such outstanding principal amounts, Exit Fees, and accrued interest under the Promissory Notes into Conversion Shares as set forth therein.

b. Notices Acceptance and Maximum Conversion Waiver.  Upon receipt of the executed Notices from Centurion, the Company shall countersign and return the fully-executed Notices to Centurion acknowledging receipt of the same, and hereby waives the maximum permitted conversion permitted under the Promissory Notes to the extent reflected in the Notices.

c. Issuance of Conversion Shares & Warrant Shares.  Promptly upon receipt of the Notices and the Warrant Exercise Form from Centurion and countersignature and return delivery of the same by the Company to Centurion on or about the Notice Date, the Company shall cause to be issued to Centurion or its designees the Conversion Shares and the Warrant Shares as instructed by Centurion, with physical share certificates representing the Conversion Shares and the Warrant Shares to be delivered to Centurion or its designees within five (5) business days following the Notice Date.

3. Prepayment and Satisfaction of Promissory Notes and Termination of Deposit Control Account Agreement.

a. Payment of Payoff Amount.  Centurion shall collect the Payoff Amount from the DACA Account as prepayment in full, and in full satisfaction of, all amounts due and owing under the Promissory Notes, including, but not limited to, all outstanding principal amounts, Exit Fees, and accrued interest thereunder.

b. Termination of Deposit Control Account Agreement.  Immediately upon on the Effective Date, the Deposit Control Account Agreement, entered into by and between the Company and Centurion on or about February 24, 2011, as amended August 28, 2012 (the “DACA”), shall be automatically terminated and have no further force and effect, and Centurion and the Company agree to take such further actions as reasonable or necessary to return all remaining funds in the DACA Account to the Company and close the same.

4. Termination of Transaction Documents and Release of Security Interest.   On the Effective Date, (i) the Transaction Documents, including, but not limited to, the Promissory Notes, the Royalty Payment Agreement, the Mortgages, the Security Agreement, the Intercreditor Agreement, and the Guarantee, shall automatically and without any further action by Centurion or the Company terminate and have no further force or effect, (ii) all security interests and liens held by Centurion created under the Security Agreement shall be released, terminated and have no further force or effect, and (iii) Centurion agrees to execute and deliver to the Company such documents as reasonably requested by the Company to release Centurion’s security interests and liens created under the Security Agreement.

5. Further Assurances.  Each of Centurion and the Company agree to do all such things and execute all such documents, as the other party may consider reasonably necessary or desirable to give full effect to this Amendment.

6. Representations and Warranties.

a. The Company has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

b. Centurion has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by Centurion and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of Centurion, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by Centurion, this Amendment shall constitute a valid and binding obligation of Centurion enforceable against Centurion in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

7. Expenses.  Each party shall pay its own fees, costs and expenses incurred in connection with this Amendment and the transactions contemplated hereunder.

8. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Amendment.

9. Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, have caused this Fourth Amendment to Senior Secured Promissory Notes to be duly executed and delivered as of the date first written above.

PEDEVCO CORP.		CENTURION CREDIT FUNDING LLC

By:	/s/ Michael L. Peterson	By:	/s/ David Steinberg
	Name: Michael L. Peterson		Name: David Steinberg
	Title: Executive VP and CFO		Title:Authorized Signatory